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                                                                   EXHIBIT 10.32
                                   AGREEMENT

         THIS AGREEMENT (this "Agreement") is between NATIONAL ENERGY GROUP, INC. ("NEG") and SANDEFER OIL & GAS, INC., a Texas corporation ("SOG").


                                  WITNESSETH:

         WHEREAS, SOG has a substantial data base of geological and geophysical data (the "Data Base") and is willing to generate prospects in Louisiana, Texas and Mississippi for NEG's review and to participate with NEG in the evaluation of such prospects and the acquisition of oil and gas interests therein; and

         WHEREAS, NEG wishes to evaluate prospects in Louisiana, Texas and Mississippi and to acquire oil and gas interests therein; and

          WHEREAS, SOG has subcontracted with Potosky Oil & Gas, Inc. and Atocha Exploration, Inc. (collectively, "Potosky and Atocha") pursuant to a Consulting Agreement of even date herewith (the "Potosky and Atocha Agreement"), which provides for Potosky and Atocha to perform the services of SOG under this Agreement; and

         WHEREAS, Potosky and Atocha possess geological expertise relating to the lands covered by this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

         1. Data Base. SOG represents to NEG that SOG owns or has the right to use the Data Base, subject to the terms, conditions and restrictions of applicable licensing agreements, for the purposes provided in this Agreement. A substantial portion of the Data Base is licensed seismic data ("Licensed Data") as described in applicable licensing agreements between SOG and various third party licensors. The remainder of the Data Base is owned by SOG as proprietary data ("Proprietary Data") either shot or purchased by SOG other than Licensed Data.

         2. Performance of Services. Potosky and Atocha shall perform all obligations of SOG under this Agreement pursuant to the Potosky and Atocha Agreement, and NEG shall look solely to Potosky and Atocha for the performance of the obligations of SOG under this Agreement; provided that both SOG and Potosky and Atocha shall be bound by the covenants set forth in Sections 15 and 18 of this Agreement; and provided further that only SOG shall be bound by the following:

         a.      The covenant provided in the last paragraph of this Section 2;

         b.      The covenants provided in Section 7; and
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         c.      The obligations of SOG under the Potosky and Atocha Agreement.

         NEG acknowledges that SOG shall have no responsibility to train or provide instructions to Potosky and Atocha or any of their employees as to the manner in which such services are provided. SOG shall not be responsible for supervision of the work of Potosky and Atocha and makes no representations or warranties of any kind as to the quality or reliability of the work to be done by Potosky and Atocha.

         SOG shall remit to NEG all proceeds to which NEG is entitled under this Agreement to the extent same are received by SOG.

         3. Initial Term. The initial term of this Agreement (the "Initial Term") shall begin upon January 1, 1996, and shall continue until December 31, 1997.

         4. Prospect Generation by SOG. During the Initial Term, SOG shall attempt to identify areas in Louisiana, Texas and Mississippi that are potentially productive of oil and gas ("Prospects").

         NEG acknowledges that Potosky and Atocha shall have the right to perform consulting work and other services for other companies or persons to the extent that such work or services do not interfere with Potosky and Atocha's ability to meet their obligations under the Potosky and Atocha Agreement and that Potosky and Atocha may advertise and market their services to others.

         Notwithstanding anything contained herein to the contrary, this Agreement shall not cover the following prospects:

         a.      West Jefferson Island;
         b.      East Bayou Sorrel;
         C.      Southwest Rayne;
         d.      South Lake Arthur;
         e.      Bayou Tommy; and
         f.      Bayou Terrebonne;


and SOG and Potosky and Atocha shall have the right to devote time to business activities related to these prospects during the Initial Term, but such activities must not conflict or interfere with the performance by Potosky and Atocha of their services under the Potosky and Atocha Agreement.





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         5.      Reimbursement of Expenses; Sublease of Office Space;
Personnel. NEG hereby assumes all of the obligations of SOG pursuant to Section 8 of the Potosky and Atocha Agreement; provided that NEG must be furnished the receipts and documentation to be submitted to SOG as provided therein.

         NEG shall sublease office space to SOG pursuant to a Sublease of even date herewith between NEG and SOG. Notwithstanding anything contained in the Sublease to the contrary, the rent provided for therein and all other monetary obligations that may become due and payable thereunder shall be solely payable from and deducted by NEG from amounts to be paid to SOG pursuant to Section 12 of this Agreement. If NEG renews or extends its lease or enters into a new lease covering space at 1201 Louisiana, Houston, Texas, or relocates during the Initial Term, NEG shall sublease comparable space, including tenant's improvements, to SOG for the remainder of the Initial Term on terms no less favorable to SOG than paid by NEG, and the rent provided in such sublease and all other monetary obligations that may become due and payable thereunder shall be solely payable from and deducted by NEG from amounts to be paid to SOG pursuant to Section 12 of this Agreement. In the event this Agreement is terminated prior to the end of the Initial Term, the sublease provided for herein shall also terminate.

         NEG shall make available to SOG the services of one full time geotech/secretary, to be either independent contractor or an employee of NEG. NEG also shall make available to SOG drafting services provided by NEG's existing drafting department and land support services provided by NEG's land department; however, outside consultants may be utilized for drafting services or land support services if necessary.

         6. Compensation. In consideration for its performance under this Agreement, SOG shall receive the following:

                 a. A fee of $13,333.00 per month for each month during; the Initial Term, payable within five days after the end of each month;

                 b. A Deferred Leasehold Interest (as hereinafter defined);

                 c. A portion of a geological/geophysical services fee for the analysis of geological data and the interpretation of seismic data from the Data Base and the prospect generation fee pursuant to Section 10; and

                 d.       The overriding royalty interests provided in Section
                          16.

For administrative convenience, NEG shall pay to Potosky and Atocha directly any amounts due to SOG under this Agreement and shall assign directly to Potosky and Atocha any Deferred Leasehold Interest and all of the overriding royalty interest provided in Section 16, save and except an overriding royalty interest of 1%.





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         7.      Confidentiality of Data. NEG ACKNOWLEDGES THAT THE DATA BASE,
BOTH LICENSED DATA AND PROPRIETARY DATA, IS BEING MADE AVAILABLE TO POTOSKY AND ATOCHA AS CONSULTANTS OF SOG ON AN "AS IS, WHERE IS" BASIS AND THAT SOG HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESSED OR IMPLIED, AS TO THE ACCURACY, QUALITY, COMPLETENESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE.

         NEG agrees to execute written confidentiality agreements regarding the Data Base, consistent with the terms hereof, upon request of Potosky and Atocha and SOG or their respective representatives.

         NEG acknowledges that access to the Data Base in fulfilling the terms and conditions of this Agreement is limited to Potosky and Atocha as consultants of SOG.

         NEG acknowledges that SOG is bound by certain licensing agreements affecting some of the data in the Data Base, and SOG and NEG agree to comply with the terms of such licensing agreements to the extent that such licensing agreements apply to information disclosed to NEG. NEG acknowledges receipt of a copy of such licensing agreements from SOG.

         8. Proposal of Prospects. SOG shall make available to NEG at SOG's offices each Prospect generated by SOG during the Initial Term, which proposals shall include the following:

                 a. All available information regarding each Prospect, including without limitation a plat outlining the area of mutual interest that includes and surrounds the Prospect ("Prospect AMI"), a description of the lands comprising the Prospect, the objective formation and depth estimated land and dry hole costs, estimated reserves and the status of the lands comprising the Prospect; and

                 b. A program for the purchase or shooting of any additional seismic data, including without limitation the estimated cost of purchasing or shooting such additional seismic data.

         NEG shall notify SOG whether NEG accepts or rejects such proposal within fifteen days after receipt by NEG of such proposal. If NEG fails to notify SOG within such period, NEG shall be deemed to have rejected such proposal. NEG shall have the right to propose modifications to SOG's proposal with regard to the lands comprising the Prospect AMI, and, if NEG proposes modifications, SOG and NEG shall negotiate in good faith a mutually acceptable Prospect AMI. NEG shall have the right to modify SOG's proposal with regard to the purchase or shooting of additional seismic data. If NEG accepts a proposal, SOG shall assist NEG in the purchase or shooting by NEG of the additional seismic data approved by





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NEG and shall evaluate the additional seismic data after it is obtained. The costs incurred by NEG in purchasing or shooting the additional seismic data or in the reprocessing of any seismic data by SOG are hereinafter referred to as the "Additional Seismic Data Costs".

         9. Proposal of Leasing. If SOG determines that a Prospect is suitable for leasing or other acquisition, SOG shall submit to NEG in writing a proposal for the leasing or other acquisition of oil and gas rights in the lands comprising the Prospect, including:

                 a. All additional information regarding such Prospect, including without limitation a description of the lands within the Prospect proposed to be leased or otherwise acquired and a plat depicting the lands within the Prospect to be leased or otherwise acquired and updated information, including the objective formation and depth, estimated land and dry hole costs, estimated reserves and the current status of the lands; and

                 b. SOG's recommendation regarding the terms of the proposed leases or other acquisition agreements.

NEG shall notify SOG whether NEG accepts or rejects such proposal within 30 days after receipt by NEG of such proposal. If NEG fails to notify SOG within such period, NEG shall be deemed to have rejected such proposal. NEG shall have the right to modify the terms of proposed leases or other acquisition agreements proposed by SOG. If NEG accepts such proposal SOG shall assist NEG in the leasing by NEG or other acquisition of oil and gas rights in the lands comprising the Prospect. The costs incurred by NEG in such leasing or acquisition, including without limitation brokerage costs, lease bonuses, rentals, costs of title examination and title curative matters, are hereinafter referred to as the "Leasing Costs."

         10. Proposal to Drill. If SOG determines that a Prospect is suitable for drilling, SOG shall submit to NEG in writing a proposal negotiated by SOG for the transfer by NEG of at least an undivided 40% interest in the leases or other rights owned by NEG to a third party participant ("Participant") and the participation by NEG and the Participant in the drilling of a well on the Prospect. Such proposal shall provide that NEG and the Participant shall share proportionately in the cost of drilling such well and that their interests in the Prospect shall be subject proportionately to the lessor's royalty and any overriding royalty interests or other burdens existing at the time of the acquisition by NEG and the overriding royalty interest that is provided in Section 16.

The assignment by NEG shall be without warranty of title, express or implied, even to the return of the purchase price.

         The proposal to drill negotiated by SOG with the Participant shall provide that the Participant bear its proportionate share of the following:





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                 a.       (i) A geological/geophysical services fee for the
                          analysis of geological data and the interpretation of seismic data from the Data Base, and (ii) the Additional Seismic Data Costs for the Prospect;

                 b. An acreage charge, being the Leasing Costs for the Prospect;

                 c.       A prospect generation fee;

                 d. The cost to drill a well and to plug and abandon or to complete and equip same; and

                 e.       The overriding royalty interest that is provided in
                          Section 16.

The proposal may provide that the Participant shall bear an overriding royalty interest in addition to the overriding royalty interest that is provided in
Section 16. The proposal may also provide that SOG shall be entitled to a leasehold interest upon payout on a Prospect basis ("Deferred Leasehold Interest"), as more fully provided in Section 17,

         NEG shall bear its proportionate share of the geological/geophysical services fee pursuant to a. (i) above and its proportionate share of Additional Seismic Data Costs for the Prospect pursuant to a. (ii) above and its proportionate share of the prospect generation fee pursuant to c. above and shall agree to bear its proportionate share of the cost to drill a well and to plug and abandon or to complete and equip same. NEG shall pay its proportionate share of the geological/geophysical services fee and the prospect generation fee at the same time that the Participant pays its proportionate share.

         NEG shall notify SOG whether NEG accepts such proposal within 30 days after receipt by NEG of such proposal. If NEG fails to notify SOG within such period, NEG shall be deemed to have rejected such proposal. If NEG accepts a proposal, NEG shall attempt to enter into an appropriate operating agreement and other appropriate agreements with the Participant for the drilling of a well. NEG shall have no liability to SOG if NEG is unable to enter into such agreements.

         NEG shall have the right to transfer any part of NEG's interests in the Prospect, subject to this Agreement, upon such terms as NEG may determine, and upon request by NEG, SOG shall assist NEG in such transfer upon the same terms as are applicable to the transfer of the undivided interest previously negotiated by NEG or upon such other terms as NEG may approve. SOG shall have the right to transfer any part of SOG's overriding royalty interest provided in
Section 16, subject to the last paragraph of Section 6.





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         If NEG wishes to retain 100% of a Prospect, NEG may do so, and, in such event, NEG shall bear 100% of the following:

                 x. A geological/geophysical services fee for SOG's analysis of geological data and its interpretation of seismic data from the Data Base, and, notwithstanding anything contained in this Agreement or in the Potosky and Atocha Agreement to the contrary, such fee shall be determined bymutual agreement between NEG and Potosky and Atocha;

                 y. A prospect generation fee equal to 5% of the Leasing Costs for the Prospect and the estimated dry hole costs as reflected by the AFE for the well to be drilled on the Prospect; and

                 z.       The overriding royalty interest that is provided in
                          Section 16.

NEG shall also bear 100% of the Deferred Leasehold Interest upon payout on a Prospect basis, as more fully provided in Section 17.

         11. Rejection of Proposals, Release of Prospects. If NEG rejects a proposal pursuant to Sections 8, 9 or 1O or if NEG considers a Prospect to be unsuitable and notifies SOG that NEG rejects such Prospect, SOG shall attempt to negotiate a sale of the Prospect to a third party. The terms of the sale shall be determined by SOG unless NEG has expended Additional Seismic Data Costs or leasing Costs with respect to such Prospect and NEG will not be fully paid therefore by the third party, in which case the sale must be upon terms acceptable to NEG and SOG. The extent and duration of SOG's attempt to negotiate a sale of such a Prospect to a third party shall be solely within SOG's discretion.

         If SOG sells such Prospect, the proceeds from the sale shall be distributed first to NEG to reimburse NEG for the Additional Seismic Data Costs and Leasing Costs for the Prospect, and any amounts in excess thereof shall be distributed to SOG.

         12. Disbursement of Proceeds. Amounts paid by the Participant pursuant to Section 10 a. (ii) and Section 10 b. shall be paid to NEG as partial reimbursement for costs incurred by NEG.

         Amounts paid by the Participant and NEG pursuant to Section 1O a. (i) and Section 10 c. and amounts paid by NEG pursuant to Section 10 x. and Section 10 y. shall be shared by NEG and SOG as follows:





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                 a.       80% thereof shall be distributed to NEG to reimburse
                          NEG for 100% of costs incurred by NEG pursuant to Sections 5 and 6a of this Agreement and Section 8 of the Potosky and Atocha Agreement that have not been otherwise reimbursed, and 20% thereof shall be distributed to SOG; and

                 b. After NEG is fully reimbursed for 100% of costs incurred by NEG pursuant to Sections 5 and 6a of this Agreement and Section 8 of the Potosky and Atocha Agreement, 20% thereof shall be distributed to NEG and 80% thereof shall be distributed to SOG.

         13. Continuation of Obligations After Initial Term. Prior to the end of the Initial Term, SOG shall submit all remaining Prospects to NEG, and NEG shall notify SOG whether NEG accepts or rejects such proposals within the time provided in Section 8.

         All provisions of this Agreement shall continue to apply after the end of the Initial Term, except Sections 3, 4 and 5 and NEG's obligation to pay a monthly fee pursuant to Section 6a. The provisions of this Agreement that continue shall be applicable to each Prospect AMI until such time as the oil and gas leases or other interests within such Prospect AMI have terminated or until the applicable Prospect is rejected by NEG, whichever occurs first, and the provisions of Section 11 shall continue to apply to a rejected Prospect after such Prospect is rejected.

         14. Decisions within NEG's Control. NEG's written approval shall be required prior to the purchase or shooting of seismic data, the leasing or other acquisition of rights within a Prospect and any drilling in which NEG participates, and the decision to give or withhold such approval shall be within the sole control of NEG. NEG shall have the right to discontinue any such activities after the approval thereof by NEG without liability to SOG. NEG shall have no duty or obligation to SOG to purchase or shoot any additional seismic data, to lease any lands within a Prospect or to acquire any other rights or to conduct drilling upon any Prospect.

         All seismic data purchased or shot by NEG pursuant to this Agreement and any analyses or interpretations thereof prepared pursuant to this Agreement shall be the property of NEG. Any analyses or interpretations of seismic data from the Data Base prepared pursuant to this Agreement that may be transferred by SOG without violating any applicable licensing agreement shall be the property of NEG. During and after the Initial Term SOG and Potosky and Atocha shall have the right to use (i) the seismic data purchased or shot by NEG pursuant to this Agreement and any analyses or interpretations thereof prepared pursuant to this Agreement, and (ii) any analyses and interpretations of seismic data from the Data Base prepared pursuant to this Agreement to the extent NEG is entitled to exclusive use thereof, provided that such use by SOG and Potosky and Atocha shall be subject to a mutually





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acceptable licensing agreement to be entered into between NEG and SOG, which shall also provide that Potosky and Atocha shall have the same rights and obligations as SOG under such agreement.

         15. Acquisitions by SOG. Although the parties contemplate that Prospects shall be submitted by SOG to NEG and that leases or other rights covering the lands comprising the Prospects shall be acquired by NEG, if SOG acquires a lease or other rights covering lands within a Prospect AMI, SOG shall promptly offer to assign such lease to NEG in consideration of reimbursement of SOG's actual out-of-pocket costs in acquiring same. NEG shall have 30 days to notify SOG that it elects to accept same. If NEG accepts such offer, such lease or other rights shall be subject to all of the terms and conditions of this Agreement. If NEG does not accept such offer, the lands covered by such lease or other rights shall no longer be subject to this Agreement.

         16. Overriding Royalty Interest. If NEG acquires an oil and gas lease or other rights covering lands within a Prospect AMI, NEG shall assign to SOG an overriding royalty interest of:

                 a. 4% of 8/8ths on any leases for which NEG's net revenue interest (being the interest in production after deducting the lessor's royalties and any overriding royalty interests or other burdens existing at the time of the acquisition thereof by
                          NEG) is 81 % or greater;

                 b. 3% of 8/8ths on any leases for which NEG's net revenue interest is less than 81% but at least 75%;

                 c. 2% of 8/8ths on any leases for which NEG's net revenue interest is less than 75%; and

                 d. These assignments of ORRI shall be applied to 100% of any Prospect AMI; although NEG's interest (50%) shall be fixed as described in 16a. through 16c. above. The remaining 50% (Participant's interest) of any Prospect AMI may be burdened by additional ORRI. SOG shall earn all ORRI on Participant's 50%. Should NEG elect to sell any portion or all of its 50% interest to a Participant, then any additional ORRI greater than that reserved by SOG in 16a. through 16c.
                          above, shall be earned by NEG.

Such overriding royalty interest shall be assigned to SOG without warranty of title, express or implied, even to the return of the purchase price, and shall be proportionately reduced in the event any leasehold interest acquired by NEG is less than the entire leasehold interest or covers less than 100% of the oil and gas rights in the land covered thereby or in the event the leasehold interest is subsequently reduced upon payout pursuant to a farmout or other





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agreement by which NEG acquired its interest in the Prospect. Any operating agreement between NEG (or NEG's assignee) and the Participant shall provide that such overriding royalty interest is an existing burden.

         The Participant shall bear its proportionate part of SOG's overriding royalty interest.

         17. Deferred Leasehold Interest. Payout with respect to the Deferred Leasehold Interest shall mean that point in time when the Participant (or NEG or the Participant and NEG, as applicable) has recovered from production from wells drilled on the Prospect the following costs: the geological/geophysical services fee for the Prospect provided in Section 10, the Additional Seismic Data Costs for the Prospect, the Leasing Costs for the Prospect, the prospect generation fee for the Prospect provided in Section 10, the costs incurred in drilling, testing, completing and equipping wells drilled on the Prospect, the costs incurred in plugging and abandoning wells drilled on the Prospect and the costs incurred in operating wells located on the Prospect during the time of recovery of said costs. Such costs shall be determined in accordance with the accounting procedure which is attached to the applicable operating agreement.

         At such time as payout occurs with respect to a Prospect, SOG shall have 30 days after receipt of notice that payout has occurred to elect whether or not the Deferred Leasehold Interest with respect to that Prospect shall become effective as of the time payout occurred or whether the Deferred Leasehold Interest shall be waived by SOG. If SOG elects that the Deferred Leasehold Interest shall become effective, the Deferred Leasehold Interest shall be assigned to SOG without warranty of title, express or implied, even to the return of the purchase price, and shall be proportionately reduced in the event any leasehold interest is less than the entire leasehold interest or covers less than 100% of the oil and gas rights in the land covered thereby or in the event the leasehold interest is subsequently reduced upon payout pursuant to a farmout or other agreement. The Deferred Leasehold Interest shall bear a proportionate part of the lessor's royalty and any overriding royalty interests or other burdens existing at the time of acquisition by NEG, the overriding royalty interest that is provided in Section 16 and any additional overriding royalty interest of SOG that is borne by the Participant. The Deferred Leasehold Interest shall be subject to the operating agreement to be entered into by NEG and the Participant, except that, if NEG retains 100% of the Prospect, the Deferred Leasehold Interest shall be subject to an operating agreement substantially in the form attached hereto as Exhibit A and made a part hereof.

                 a. NEG shall earn 60% of 100% of any Prospect AMI with no Deferred Leasehold Interest to SOG. Should SOG sell any portion of NEG's 60% Interest, any Deferred Leasehold Interest earned shall be NEG's.

                 b. SOG shall earn 40% of 100% of any Deferred Leasehold Interest within any Prospect AMI.





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                 c.       If NEG retains 100% of a Prospect, NEG's interest
                          shall bear a Deferred Leasehold Interest of 8% of 100%.

Examples:

1. Market price for Deferred Leasehold Interest (APPO) = 20% of 8/8ths

                                              DLI to NEG APPO
                          DLI to SOG APPO    (Relative to SOG)
                          ---------------     ---------------
1. NEG Drills 100%        N/A
2. NEG Drills 60%         8% of 8/8ths WI           -0-
3. NEG Drills 40%         8% of 8/8ths WI     4% of 8/8ths WI
4. NEG Drills 20%         8% of 8/8ths WI     8% of 8/8ths WI
5. NEG Drills 0%          8% of 8/8ths WI     12% of 8/8ths WI


2. Market price for Deferred Leasehold Interest (APPO) = 25% of 8/8ths

1. NEG drills 100%        N/A
2. NEG drills 60%         10% of 8/8ths WI          -0-
3. NEG drills 40%         10% of 8/8ths WI    5% of 8/8ths WI
4. NEG drills 20%         10% of 8/8ths WI    10% of 8/8ths WI
5. NEG drills 0%          10% of 8/8ths WI    15% of 8/8ths WI


3. Market price for Deferred Leasehold Interest (APPO) = 15% of 8/8ths

1. NEG drills 100%        N/A
2. NEG drills 60%         6% of 8/8ths WI           -0-
3. NEG drills 40%         6% of 8/8ths WI     3% of 8/8ths WI
4. NEG drills 20%         6% of 8/8ths WI     6% of 8/8ths WI
5. NEG drills 0%          6% of 8/8ths WI     9% of 8/8ths WI


         18. Access to Data Base. In addition to use of the Data Base for its own purposes independent of this Agreement or the Potosky and Atocha Agreement, SOG at its discretion may provide access to the Data Base or disclose to any third party information from the Data Base, including without limitation in connection with SOG's obligations pursuant to Section 11 and other provisions of this Agreement. SOG shall use good faith efforts to require any such third party to agree to comply with the terms, conditions and restrictions of any applicable licensing agreement. Except to the extent access has been provided to third parties as permitted herein prior to acceptance of a Prospect by NEG or to the extent denial of





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further access would violate the rights of third parties existent as of the date hereof, if any, SOG shall not provide access to the Data Base or disclose to any third party information from the Data Base with respect to lands within Prospect AMI's for Prospects that have been accepted by NEG pursuant to this Agreement; provided that the foregoing restriction shall terminate two years after the acceptance of a Prospect by NEG, unless that Prospect has been drilled or caused to be drilled by NEG during such two-year period, in which event the restriction shall terminate upon expiration of the last to expire of any applicable oil and gas lease covering lands within the Prospect AMI. If SOG loses its right to use all or any portion of the Data Base due to the actions or omissions of Potosky and Atocha or any third party, either SOG or NEG may, as their sole remedy, terminate this Agreement as to such portion of the Data Base by delivering notice to the other party.

         19. Relationship of the Parties. This Agreement is not intended to create, and nothing herein shall be construed as creating, a partnership, mining partnership or joint venture or other relationship by which one party is liable for the obligations or acts, either of omission or commission, of the other parties. The liability of the parties hereunder shall be several and not joint or collective. SOG shall not be the agent or representative of SOG and shall have no authority to bind SOG.

         20. Early Termination. If NEG determines that Potosky and Atocha are not devoting sufficient time to the performance of services under the Potosky and Atocha Agreement, NEG may deliver notice thereof to SOG and to Potosky and Atocha. If, in NEG's judgment, Potosky and Atocha do not begin devoting sufficient time to the performance of services under the Potosky and Atocha Agreement within 30 days after delivery of such notice, NEG may, as NEG's sole remedy with respect to SOG, terminate this Agreement by delivering notice thereof to SOG and to Potosky and Atocha.

         If NEG materially breaches any of the applicable licensing agreements or the terms and conditions hereof, SOG may deliver notice thereof to NEG and Potosky and Atocha. If such breach continues for 30 days after delivery of such notice, or such shorter period as SOG determines to be necessary under any applicable licensing agreement, SOG may terminate this Agreement by delivering notice thereof to NEG and Potosky and Atocha. Notwithstanding anything contained above to the contrary, in the event NEG has materially breached any of the licensing agreements or the terms and conditions hereof twice during any 12 month period and SOG has delivered notice of each such breach as provided above, upon the occurrence of a third material breach by NEG, SOG shall not be required to give notice of such breach and may terminate this Agreement by delivering notice thereof to NEG.

         If Potosky and Atocha are denied reasonable access to the Data Base, NEG may deliver notice thereof to SOG. If such denial continues for 30 days after delivery of such notice, NEG may terminate this Agreement by delivering notice thereof to SOG and Potosky and Atocha. Notwithstanding anything contained above to the contrary, in the event Potosky





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
and Atocha are denied reasonable access to the Data Base twice during any 12 month period and NEG has delivered notice of each such denial as provided above, upon the occurrence of a third denial of reasonable access, NEG shall not be required to give notice of such denial and may terminate this Agreement by delivering notice thereof to SOG.

         21. Notices. Notices to be given under this Agreement shall be given in writing and may be effected by personal delivery or registered or certified United States Mail with postage prepaid to the following addresses or by telefax to the following telefax numbers:


         If to SOG:

                  Sandefer Oil & Gas, Inc.
                  Two Houston Center, Suite 3250
                  909 Fannin
                  Houston, Texas 77010
                  Attn: Mr. Stephen F. Smith
                  Fax: 713/651-3028

         with a copy to:

                  Potosky Oil & Gas, Inc.
                  Atocha Exploration, Inc.
                  1201 Louisiana, Suite 1050
                  Houston, Texas 77002
                  Fax: 713/654-5018


         If to NEG:

                  National Energy Group, Inc.
                  1400 One Energy Square
                  4925 Greenville Avenue
                  Dallas, Texas 75206
                  Fax: 214/692-9310


Either party may designate a different address by the prescribed written notice to the other party.

         If notice is effected by personal delivery hereunder, the date upon which such delivery is effected shall fix the time of giving of notice. In the event notice is effected by registered or certified United States Mail, the date that the envelope containing such notice actually is received shall fix the time of such notice.

         22. Assignment. SOG may not assign its rights and obligations under this Agreement, except as provided in Section 6. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         23. Partial Invalidity. In the event any provisions of this Agreement are determined to be invalid or to violate any applicable law, the remaining terms and provisions hereof shall remain in full force and effect.

         24. Choice of Law. This Agreement and all of the rights and obligations of the parties arising from or relating to the subject matter of this Agreement or the transaction contemplated hereby shall be governed by, construed and enforce in accordance with the laws of the State of Texas, excluding the conflict of laws and rules of such State.

         25. Mediation. In the event any dispute regarding this Agreement cannot be reconciled by the parties, then they shall attempt to resolve any such dispute through (i) mediation, using a mutually acceptable mediator, and if necessary through (ii) arbitration, using a mutually acceptable arbitrator. No dispute related to this Agreement shall be brought before any court of law or equity. Any arbitration will be conducted in Houston, Harris County, Texas using the commercial rules of the American Arbitration Association.

         26. Other Agreements. This Agreement supersedes any prior agreements between the parties with respect to the subject matter of this Agreement.

         27. Confidentiality. SOG shall not disclose the terms of this Agreement to any third party, except to the extent required by law, rule, regulation or court order.

         WITNESS the execution hereof effective January 1, 1996.


WITNESSES:                                    NATIONAL ENERGY GROUP, INC.


/s/ SANDRA K. WOODS                           By: /s/ MILES D. BENDER
- -----------------------------                     --------------------------
                                              Name: Miles D. Bender
/s/ GRACE BRICKER                                   ------------------------
- -----------------------------                 Title: President & CEO
                                                     ------------------------



                                              SANDEFER OIL & GAS, INC.


/s/ MARILYN REED                              By: /s/ STEPHEN F. SMITH
- -----------------------------                     --------------------------
                                              Name: Stephen F. Smith
/s/ BEVERLY C. BLESSEY                             ------------------------
- -----------------------------                 Title: Executive Vice President
                                                     ------------------------




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